Exhibit 10.6
NON-COMPETITION AGREEMENT
This Non-Competition Agreement (this “Agreement”) is entered as of September 15, 2006, to be effective as of July 1, 2006 (the “Effective Date”), between Trade Source International, Inc., a Delaware corporation (“Buyer”) and Robert W. Lackey, Jr. (“Lackey”) on the following terms and conditions:
RECITALS
     WHEREAS, Buyer and Home Impressions, Inc. (“HI”) were parties to that Operating Agreement of Prime/Home Impressions, LLC (the “Company”), dated as of January 1, 1998 (the “LLC Agreement”). Pursuant to the LLC Agreement, Buyer and HI each owned 50% of the membership interests in the Company.
     WHEREAS, prior to the date hereof, HI transferred all of its interest in the Company to MARKETING IMPRESSIONS, INC., a Georgia corporation (“MI”);
     WHEREAS, Buyer is contemporaneously entering into an agreement (the “Stock Purchase Agreement”) (capitalized terms used herein without definition shall have the meanings given to such terms in the Stock Purchase Agreement) to purchase all of the outstanding capital stock in MI;
     WHEREAS, following the purchase of all the outstanding capital stock in MI, Buyer will directly and/or indirectly control the Company and the business conducted by MI, including without limitation the business conducted by the Company;
     WHEREAS, as a former shareholder of HI, Lackey has acquired specialized knowledge related to the Business and has generally been engaged in the Business;
     WHEREAS, contemporaneously with this Agreement, Buyer is purchasing all of the close personal and ongoing business relationships (the “Personal Goodwill”) acquired by Lackey in connection with the Business pursuant to the Agreement for the Purchase and Sale of Personal Goodwill (“Goodwill Assignment”), between Buyer and Lackey; and
     WHEREAS, Buyer has agreed to pay certain additional compensation to Lackey in return for his agreement not to compete with Buyer in the conduct of the Business, as described herein.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:
1. Lackey Restrictive Covenant. In consideration of the amounts to be paid hereunder and to enable Buyer to benefit from and make use of the Personal Goodwill acquired pursuant to the Goodwill Assignment, Lackey agrees that, except as otherwise provided in Section 4 below, he shall not directly or indirectly for the period beginning with the Effective Date and ending seven years thereafter (such seven-year period, the “Restricted Period”):
     (a) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name, or any similar name to, lend his credit to or render services or advice to, any Person that is engaged in the Business or directly competes with the

Business as conducted by one or more members of the TSI Group as of the Effective Date (any such business, a “Competing Business”) in United States; provided, however, subject to the other limitations set forth in this Agreement, including but not limited to the limitations set forth in Section 4, Lackey shall not be prohibited from developing, designing, manufacturing, merchandising, packaging, supplying, selling or distributing ceiling fans, light fixtures and/or lamps, or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name, or any similar name to, lend his credit to or render services or advice to, any Person engaged in any of the foregoing;
     (b) whether for Lackey’s own account or for the account of any other Person, solicit business within the scope of the Business and in the same market as the Business being conducted by one or more members the TSI Group as of the Effective Date from any Person known by Lackey to be a customer of any member of the TSI Group, whether or not Lackey had personal contact with such Person during and by reason of Lackey’s relationship with HI or MI;
     (c) whether for Lackey’s own account or the account of any other Person solicit, employ, or otherwise engage as a consultant, independent contractor, or otherwise, any Person who is, at any time after the Effective Date, an employee of any member of the TSI Group or in any manner induce or attempt to induce any such employee to terminate his employment with any member of the TSI Group; or
     (d) disparage any member of the TSI Group or any of their respective interest holders, stockholders, managers, directors, officers, employees, or agents.
The term “Person” includes any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.
2. Buyer Restrictive Covenant. In consideration of Lackey’s entering into this Agreement, Buyer agrees that neither it nor any of its Affiliates shall directly or indirectly for the Restricted Period:
     (a) whether for its own account or the account of any other Person solicit, employ, or otherwise engage as a consultant, independent contractor, or otherwise, any Person who is, at any time after the Effective Date, an employee of Lackey or any of his Affiliates or in any manner induce or attempt to induce any such employee to terminate his employment with Lackey or any of his Affiliates; or
     (b) disparage Lackey or any of his Affiliates or any of their respective interest holders, stockholders, managers, directors, officers, employees, or agents.
3. Payment Terms. Buyer shall pay to Lackey the consideration provided for in Section 2.03(e) of the Stock Purchase Agreement in accordance with the provisions the Stock Purchase Agreement.
4. Exceptions. The ownership by Lackey of up to five percent (5%) of any class of securities of any company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of this Agreement. Nothing in this Agreement shall be construed as prohibiting Lackey from directly or indirectly selling any products to any customer that is not a Mass Merchant. Nothing in this Agreement shall be construed as prohibiting Lackey from selling any freshener products, except for the sale to Lowe’s of the freshener products currently being sold to Lowe’s by the Company for use with ceiling fans.

     In addition, should Lackey wish during the Restricted Period to invest in, be employed by or otherwise provide services to any Person (except J. Hunt, Creative Concepts, Angelo Lighting (Westinghouse), Fantech or any Person who acquires all or substantially all of the stock in or assets of any of the foregoing Persons) whose primary business is not within the scope of the Competing Business, but who conducts the Competing Business as a secondary or incidental activity, Lackey, upon prior notice to Buyer, may engage in such primary business; provided that (i) the secondary or incidental Competing Business does not represent more than ten percent (10%) of total sales for the preceding fiscal year (as determined every year during the Restricted Period) of such other Person; (ii) Lackey does not directly or indirectly provide services, consultation or advice to the subsidiary, division or other segment of that Person that is conducting the Competing Business and (iii) Lackey provides Buyer with prior notice thereof.
     Furthermore, if at any time during the Restricted Period Lackey believes there is an opportunity to sell Ceiling Medallions to one or more persons or entities not then purchasing Ceiling Medallions from the TSI Group (any such opportunity, a “Business Opportunity”), then Lackey may present such Business Opportunity to Buyer. Upon receiving notice of such Business Opportunity from Lackey, Buyer shall have 30 days during which to elect to pursue such Business Opportunity. If (i) Buyer notifies Lackey that the TSI Group shall not pursue such Business Opportunity, (ii) Buyer fails to notify Lackey in writing of its decision to pursue such Business Opportunity prior to the end of the relevant 30-day period or (iii) Buyer elects to pursue such Business Opportunity but fails to receive a purchase order for Ceiling Medallions from or deliver Ceiling Medallions to the Person constituting such Business Opportunity within 365 days, if such Person is a Mass Merchant, or 180 days, in the case of all other potential customers, following the end of the relevant 30-day period, then Lackey and his Affiliates shall be permitted to pursue such Business Opportunity independently of the TSI Group and shall be deemed to have a royalty-free nonexclusive license under the intellectual property rights owned or licensed by Parent and its Affiliates to the extent required to pursue such Business Opportunity. If Lackey and/or his Affiliates pursues and obtains such Business Opportunity (as evidenced by a purchase order for Ceiling Medallions from or the delivery of Ceiling Medallions to the Person constituting such Business Opportunity), then to the extent the TSI Group produces or is able to produce such Ceiling Medallions at a capacity sufficient to fill Lackey’s and/or his Affiliates orders in a timely manner, Lackey and/or his Affiliates shall purchase from the TSI Group, and the TSI Group shall sell to Lackey and/or his Affiliates, all of the Ceiling Medallions necessary to satisfy his or its obligations with respect to such Business Opportunity for an amount equal to the sum of the cost of the Ceiling Medallion, packaging and third-party handling charges times a multiple of 1.42 plus freight charges; provided, however, that neither Lackey, his Affiliates nor the TSI Group shall have any obligation to continue this arrangement after the Restricted Period. In the event that Lackey and/or his Affiliates pursues and obtains such Business Opportunity, then Buyer shall not, and Buyer shall cause its Affiliates to not, directly or indirectly, at any time during the Restricted Period, solicit or obtain such Business Opportunity until Lackey and/or his Affiliates are no longer providing Ceiling Medallions in connection with such Business Opportunity.
5. Reasonable Restrictions. Buyer and Lackey agree and acknowledge that the restrictions imposed by this Agreement hereof are legitimate, reasonable and necessary to protect Buyer’s investment in MI and the Company. Prior to the Effective Date, Buyer and Lackey have both participated indirectly, throughout the United States, in the Business, and their products, services, names, goodwill and reputations are well-known throughout the United States. Therefore, Lackey and Buyer acknowledge that the scope and duration of the restrictions contained in this Agreement are reasonable. Lackey and Buyer further acknowledge that the restrictions contained herein are not burdensome to Lackey or Buyer in light of the consideration received by them therefor and the other opportunities that remain open to them.
6. Remedies. In the event of a breach or a threatened breach by either party of any provision in this Agreement, the other party shall be entitled to a temporary restraining order and injunctive relief restraining such party from the commission of any breach, and to recover the attorneys’ fees, costs and expenses incurred by such party in obtaining such temporary restraining order or injunctive relief. Nothing contained in this Agreement shall be construed as prohibiting a party from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The restrictions in this Agreement shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by a party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.
7. Tolling. If Lackey or Buyer violates any of the restrictions contained in Section 1 or Section 2 above, respectively, the Restricted Period will be suspended and will not run in favor of such party from the time of the commencement of any violation until such party cures the violation.
8. Entire Agreement. This Agreement, the Goodwill Assignment and the Stock Purchase Agreement embody the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter of this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by both parties. No oral understandings, statements, or inducements contrary to the terms of this Agreement exist.
9. Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
10. Partial Invalidity. In the event that any court of competent jurisdiction holds any provision of this Agreement to be invalid, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.
11. Reformation. In the event that any court of competent jurisdiction holds any restrictions in this Agreement to be unreasonable and/or unenforceable as written, the court may reform the Agreement to make it enforceable, and the Agreement shall remain in full force and effect as reformed by the court.
12. Assignment of Rights. This Agreement and the rights of Buyer hereunder may be assigned by Buyer in connection with a sale or assignment by Buyer of all or substantially all of the Business, to the extent such sale or assignment is permitted by the terms of the Stock Purchase Agreement. This Agreement and the rights of Lackey hereunder may not be assigned by Lackey. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the permitted successors and assigns of Buyer and the heirs, beneficiaries and legal representatives of Lackey.
13. Waiver. Neither party’s waiver of any provision of the Agreement shall constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement.
14. Controlling Law and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties submits to the jurisdiction of any state or federal court sitting in New Castle County, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

15. Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Execution and delivery of this Agreement by facsimile or as an attachment to an electronic mail shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies or electronic mail attachments shall constitute enforceable original documents.
     IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first above written.

TRADE SOURCE INTERNATIONAL, INC., a Delaware corporation
By:	/s/ Marcus Scrudder
Name: Marcus Scrudder
Title: Chief Financial Officer

/s/ Robert W. Lackey Jr.
Robert W. Lackey, Jr.